Exhibit 21.1

SUBSIDIAIRES OF
Skycorp Solar Group Limited

Subsidiaries	Place of Incorporation
Skycorp Digital Limited	British Virgin Islands
GreenHash Limited	Hong Kong SAR
Ningbo eZsolar Co., Ltd.	People’s Republic of China
Guangzhou Skycorp Consulting Co., Ltd.	People’s Republic of China
Ningbo Skycorp Solar Co., Ltd.	People’s Republic of China
Ningbo Pntech New Energy Co., Ltd.	People’s Republic of China
Zhejiang Pntech Technology Co., Ltd.	People’s Republic of China
Zhejiang Skycorp New Energy Co. Ltd.	People’s Republic of China
Ningbo Dcloud Information Technology Co., Ltd.	People’s Republic of China
Huangshan Qiyu New Energy Co., Ltd.	People’s Republic of China
Pntech Technology (Shaoxing) Co., Ltd.	People’s Republic of China
Ningbo Yiqiying New Energy Co., Ltd.	People’s Republic of China
Hubei Nanzhuo New Energy Co., Ltd.	People’s Republic of China
Suqian Shuyong New Energy Co., Ltd.	People’s Republic of China
Taizhou Shuyong New Energy Co., Ltd.	People’s Republic of China